Exhibit 5.1





                       [Letterhead of Ira M. Dansky]


                                                            December 9, 1998


Board of Directors
Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007

Ladies and Gentlemen:

          I have acted as counsel for Jones Apparel Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance, in exchange (the "Exchange Offer") for any and all of the Company's outstanding 6.25% Senior Notes due 2001, which have certain transfer restrictions (the "Restricted Notes"), of up to $265,000,000 aggregate principal amount of the Company's 6.25% Senior Notes due 2001 (the "Exchange Notes"), which will be freely transferable. The Exchange Notes are to be issued pursuant to the indenture dated as of October 2, 1998 (the "Indenture") by and among the Company, as issuer, and The Chase Manhattan Bank, as trustee (the "Trustee").

          In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for purposes of this opinion, including the Indenture.

          Based on the foregoing, I am of opinion as follows:

          1. The Indenture has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. The Exchange Notes have been duly authorized by the Company, and when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Restricted Notes pursuant to the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 2, I have assumed that the form of the Exchange Notes will conform to that included in the Indenture.

          I am admitted to practice in the State of New York, and I express no opinion as to any matters governed by any law other than the law of the State of New York and the Federal law of the United States of America.

          In rendering this opinion, I have relied upon the opinion dated December 9, 1998, of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, a copy of which appears as Exhibit 5.2 to the Registration Statement, as to all matters of law covered therein relating to the laws of the Commonwealth of Pennsylvania.

          I hereby consent to the reference to me under the heading "Legal Matters" in the Registration Statement and in the related Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

          This opinion is being delivered to you in my capacity as the General Counsel of the Company and solely for the purpose of being included as an exhibit to the Registration Statement. This opinion addresses matters only as of the date hereof and is solely for the benefit of the addressees hereof and may not be relied upon in any manner for any other purpose without my prior written consent.


                                   Sincerely,


                                   /s/ Ira M. Dansky
                                   -----------------------
                                   Ira M. Dansky
                                   General Counsel